Exhibit 4.15

[CLIFFORD CHANCE LOGO TO COME]

SIR ANTHONY O'REILLY AND PETER JOHN GOULANDRIS

AND

WATERFORD WEDGWOOD PLC

DEED OF UNDERTAKING

THIS DEED is made on 21 October 2004

BETWEEN:

(1)	SIR ANTHONY O'REILLY of Lissadell, Lyford Cay, Nassau, Bahamas, AND PETER JOHN GOULANDRIS of Sea Saga, Edgewater Drive, Lyford Cay, Nassau, Bahamas (each an "Obligor" and together the "Obligors"); and

(2)	WATERFORD WEDGWOOD PLC, a company registered in Ireland (under number 11861), having its registered office at Kilbarry, Waterford (the "Company").

THIS DEED WITNESSES as follows:

1.	INTERPRETATION

1.1	In this Deed:

"Agreement" means the Underwriting Agreement between J & E Davy, Birchfield and the Company dated 21 October 2004;

"Birchfield" means Birchfield Holdings Limited, an International Business Company registered in the British Virgin Islands under number 458528, having its registered office at Trident Chambers, PO Box 146, Road Town, Tortola, British Virgin Islands; and

"Relevant Portion" means, in the case of each Obligor, one half.

1.2	In this Deed, a reference to:

1.2.1	a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Deed and any subordinate legislation made under the statutory provision before the date of this Deed;

1.2.2	a person includes a reference to a body corporate, association or partnership;

1.2.3	a person includes a reference to that person's legal personal representatives, successors and permitted assigns; and

1.2.4	a clause, unless the context otherwise requires, is a reference to a clause of this Deed.

1.3	The headings in this Deed do not affect its interpretation.

2.	UNDERTAKING AND INDEMNITY

2.1	The Obligors irrevocably and unconditionally undertake to the Company to procure the due and punctual performance of each obligation of Birchfield contained in the Agreement. The Obligors shall pay to the Company from time to time on demand a sum of money which Birchfield is at any time liable to pay to the Company under or pursuant to the Agreement and which has not been paid at the due time for payment.

2.2	The Obligors irrevocably and unconditionally agree to indemnify (and keep indemnified) the Company on demand against any loss, liability or cost incurred by the Company as a result of any obligation of Birchfield referred to in clause 2.1 above being or becoming void, voidable or unenforceable as against Birchfield. The amount of the loss, liability or cost shall be equal to the amount which the Company would otherwise have been entitled to recover from Birchfield.

2.3	The Obligors' obligations under clauses 2.1 and 2.2 are continuing obligations and are not satisfied, discharged or affected by an intermediate payment or settlement of account by or a change in the constitution or control of, or merger or consolidation with any other person of, or the insolvency of, or bankruptcy, winding up or analogous proceedings relating to, Birchfield.

2.4	The Company may at any time as it thinks fit, without reference to the Obligors and without prejudice to the Obligors' obligations under this clause 2 grant a time for payment or grant another indulgence or agree to an amendment, variation, waiver or release in respect of an obligation of Birchfield under the Agreement.

2.5	Each of the Obligors waives any right he may have of first requiring the Company (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Obligors under this clause 2. This waiver applies irrespective of any law or any provision of the Agreement to the contrary.

2.6	The liability of each Obligor under this Undertaking shall be several. Notwithstanding any other provision hereof, the proportion of each and every claim by the Company hereunder which each Obligor shall be obliged to pay shall not in any circumstances exceed his Relevant Portion of each such claim and the aggregate of all claims against each Obligor hereunder shall never exceed his Relevant Portion of the total of all claims of the Company hereunder.

2.7	Without prejudice to Clause 2.6, each Obligor agrees to be bound by this Undertaking notwithstanding that any other Obligor who was intended to execute or to be bound by this Undertaking does not do so or is not effectively so bound and notwithstanding that any of the obligations of the other Obligor herein contained may be determined or become invalid or unenforceable against such other Obligor and whether or not the same is known to the Company or its officers, employees, agents or professional advisers.

2.8	This Undertaking shall not be revoked or otherwise prejudiced or impaired as to any one or more of the Obligors by the death, incapacity, bankruptcy or insolvency of any other Obligor.

3.	COSTS AND EXPENSES

All the Company's costs and expenses (including legal fees, stamp duties and any value added tax) incurred in connection with the enforcement of this Deed shall be reimbursed by the Obligors on demand on a full indemnity basis together with interest from the date such costs and expenses were incurred to the date of payment at 6%.

4.	GENERAL

4.1	No variation of this Deed is valid unless it is in writing and signed by or on behalf of each party.

4.2	The failure to exercise or delay in exercising a right or remedy provided by this Deed or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Deed or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

4.3	The rights and remedies contained in this Deed are cumulative and not exclusive of rights or remedies provided by law.

5.	NOTICES

5.1	A notice or other communication under or in connection with this Deed shall be in writing and shall be delivered personally or sent by first class post pre-paid recorded delivery (or air mail if overseas) or by fax, to the party due to receive the notice or communication, at its address set out in this Deed or another address specified by that party by written notice to the other.

5.2	In the absence of evidence of earlier receipt, a notice or other communication is deemed given:

5.2.1	if delivered personally, when left at the address referred to in clause 5.1;

5.2.2	if sent by mail except air mail, two days after posting it;

5.2.3	if sent by air mail, six days after posting it; and

5.2.4	if sent by fax, on completion of its transmission and receipt of a successful transmission report in connection therewith.

6.	GOVERNING LAW AND JURISDICTION

6.1	This Deed is governed by Irish law.

6.2	The courts of Ireland have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Deed (respectively, "Proceedings" and "Disputes") and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of Ireland.

6.3	Each party irrevocably waives any objection which it might at any time have to the courts of Ireland being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of Ireland are not a convenient or appropriate forum.

6.4	Process by which any Proceedings are begun in Ireland may be served on either Obligor by being delivered to Matheson Ormsby Prentice, 30 Herbert Street, Dublin 2, Ireland, FAO Pauline O'Donovan. Nothing contained in this clause affects the right to serve process in another manner permitted by law.

7.	COUNTERPARTS

This Deed may be executed in any number of counterparts each of which when executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument.

8.	DELIVERY

This Deed is delivered on the date written at the start of the Deed.

EXECUTED by the parties as a deed

EXECUTED AS A DEED by

SIR ANTHONY O'REILLY

In the presence of:

Signature:	Patrick Dowling

Name:

Address:

EXECUTED AS A DEED by

PETER JOHN GOULANDRIS

In the presence of:

Signature:	Patrick Dowling

Name:

Address:

The common seal of
WATERFORD WEDGWOOD PLC
was affixed to this deed
in the presence of

Kevin McGoran	Signature of director

Name of director

Patrick Dowling	Signature of director/secretary

Name of director/secretary